FIRST POTOMAC REALTY TRUST

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTING

The undersigned hereby constitutes and appoints Michael Comer, signing individually, the undersigneds true and lawful attorney in fact to prepare, execute, deliver and file for and on behalf of the undersigned, in the undersigneds capacity as an officer or trustee of First Potomac Realty Trust the Company, forms 3, 4 and 5 including any amendments to such Forms, whether filed prior to or after the date of this Power of Attorney with respect to the securities of the Company in accordance with Section 16a of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

The undersigned hereby grants to each such attorney in fact full power and authority do to and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney in fact shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

The undersigned acknowledges that the foregoing attorneys in fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigneds responsibilities to comply with Section 16a of the Securities
Exchange Act of 1934, as amended, and the rules thereunder.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect of the undersigneds holdings of the transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys in fact.

IN WITNESS WHEREOF, the undersigned has caused the Power of Attorney to be executed as of the 2 day of June, 2014



____/s/Robert Milkovich_________________
Robert Milkovich